                                                                     EXHIBIT 5.1


                 [Letterhead of Wachtell, Lipton, Rosen & Katz]




                                 July   , 1996


Bank United Corp.
Suite 500
50 Charles Lindbergh Blvd.
Uniondale, NY 11553

Ladies and Gentlemen:

        In connection with the registration of 10,500,000 shares of common stock, par value $.01 per share (the "Shares"), of Bank United Corp., a Delaware corporation (formerly known as "USAT Holdings Inc.") (the "Company"), under the Securities Act of 1933, as amended, on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on June 18, 1996 (File No. 333-06229), as amended (and as it may be further amended, the "Registration Statement"), you have requested our opinion with respect to the following matters.

        In connection with our rendering this opinion, we have reviewed (i) the forms of the Restated Certificate of Incorporation (the "Restated Certificate") and By-Laws of the Company as set forth as exhibits to the Registration Statement; (ii) the Registration Statement; (iii) certain resolutions adopted by the Board of Directors of the Company; (iv) the form of stock certificate representing the Shares, (v) the Merger Agreement, dated as of June 18, 1996 by and between the Company and Hyperion Holdings Inc.; and (vi) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

        We are not members of the Bar of any jurisdiction other than the State of New York, and, with your consent, we are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or the laws of any other jurisdiction.

        Based on such examination and review, and subject to the foregoing, we are of opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                        Very truly yours,




                                        /s/ Wachtell, Lipton, Rosen & Katz